Exhibit 10.41(b)

EXECUTIVE CONSULTING AGREEMENT

This executive consulting agreement (this “Agreement”), dated as of October 31, 2020, (the “Effective Date”) is entered into by and between WestRock Company, a Delaware corporation (the “Company”), and James B. Porter III (“Consultant”).

WHEREAS, Consultant has decided to retire from the Company effective December 31, 2020 (the “Retirement Date”); and

WHEREAS, the Company wishes to engage Consultant to provide consulting services after the Retirement Date on the terms set forth in this Agreement, and Consultant wishes to provide such services on such terms.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations contained in this Agreement, including the payment of fees and other good and valuable consideration provided for herein, the parties agree as follows:

1. Services; Standard of Service. Consultant will render services (the “Services”) from time to time during the Term (as defined below) as requested by Steve Voorhees or his designee, in each case solely for the Company's benefit and not for the benefit of any third party. The Services are expected to include, but not be limited to, providing general advisory services relating to the Company’s operations in Brazil and Grupo Gondi’s operations in Mexico, serving as a member of the Board of Managers of Grupo Gondi (as one of the managers selected by WestRock) and any other services that both parties agree upon.  Notwithstanding for foregoing, Consultant will not be expected or required to provide Services for more than five days per month.  Consultant will perform the Services under this Agreement in a workmanlike and commercially reasonable manner, with a standard of diligence and care normally employed by qualified persons in the performance of comparable work in the same or similar locality. Consultant will devote sufficient effort and resources to the performance of the Services and will be responsive to the Company’s reasonable needs and requests in so doing.

2. Term and Termination. The initial term during which Consultant will serve as a consultant and perform Services will commence on January 1, 2021 and continue until the first anniversary of the Retirement Date, provided that, absent a written notice of non-extension by either party hereto at least ninety days prior to the end of the then current term, the term shall automatically be extended for additional one year periods (the initial term and each additional term are hereinafter referred to collectively as the “Term”).  Notwithstanding the foregoing, either party may terminate this Agreement upon ninety days prior written notice to the other party hereto, following the initial term.

3. Compensation. As compensation for the Services, and conditioned upon Consultant’s performance of Services, the Company will pay Consultant a fee equal to Forty Thousand Dollars ($40,000.00) per month during the Term. In the event that Consultant provides Services for more than five days during any month, the Company will pay to Consultant an additional fee equal to Eight Thousand Dollars ($8,000.00) for each full day that Consultant provides Services in excess of five days. The Company will reimburse Consultant for out of pocket expenses reasonably incurred by Consultant in connection with the delivery of the Services.

4. Independent Contractor. Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Accordingly, Consultant will not be entitled to any employee benefits from the Company; and Consultant is solely responsible for, and will file all tax returns required to be filed with, and make all tax and other payments required to be made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement.

5. Confidential and Proprietary Information.

(a) Definition of Confidential and Proprietary Information. “Confidential and Proprietary Information” shall include the Company’s Confidential Information and Trade Secrets. “Confidential Information” shall mean information of the Company, to the extent not considered a trade secret under applicable law, that (1) relates to the business of the Company, (2) is disclosed to Consultant or of which Consultant becomes aware as a consequence of Consultant’s relationship with the Company, (3) possesses an element of value to the Company, (4) is not generally known to the Company’s competitors, and (5) would damage the Company if disclosed.  Subject to the foregoing, Confidential Information includes, but is not limited to, business development; business plans and strategies; marketing and sales plans, program and strategies; customer and potential customer names, contact information, and ordering histories;  supplier/vendor information; pricing information; financial data ((including, but not limited to, revenue, income, margins, profits, budgets, discounts, forecasts and projections); regulatory approval strategies; product development plans and formulas; investigative records; research, testing methodologies and results; computer programs, architecture and protocols; data structures; licensing information; and related items used by the Company in its business, whether contained in written form, computerized records, models, prototypes, or any other format, and any and all information obtained in writing, orally, or visually during visits to offices of the Company. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement, or (iii) otherwise enters the public domain through lawful means.

“Trade Secrets” of the Company shall mean information of the Company, without regard to form, including, but not limited to, technical or non-technical data, algorithms, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) Nondisclosure and Nonuse Obligations. During and after the Term, except as permitted in this Section 5, Consultant will not use, disclose or disseminate any Confidential or Proprietary Information of the Company. Consultant may use the Confidential and Proprietary Information of the Company solely to perform his obligations under this Agreement for the benefit of the Company. Consultant will exercise the same degree of care as he takes to protect his own confidential information, but in no event less than reasonable care.

(c) Injunctive Relief. It is understood and agreed that money damages would not be a sufficient remedy for a breach of Consultant’s confidentiality obligations under this Agreement and that the Company will be entitled to injunctive relief as a remedy for any such breach. Such remedy will not be deemed to be the exclusive remedy for the breach of Consultant’s obligations under this Section 5 but will be in addition to all other available legal or equitable remedies.

(d) Exclusions from Nondisclosure and Nonuse Obligations. Consultant’s obligations under this Section 5 with respect to any portion of the Confidential and Proprietary Information of the Company will not apply to any such portion that Consultant can demonstrate (i) was in the public domain at or subsequent to the time such portion was communicated to Consultant by the Company through no fault of Consultant, or (ii) was rightfully in Consultant’s possession and is free of any obligation of confidence (it being understood that all existing confidentiality obligations of Consultant in favor of the Company and any of its subsidiaries shall remain in full force and effect notwithstanding any provision of this Agreement). A disclosure of Confidential and Proprietary Information by Consultant either in response to a valid order by a court or other governmental body, otherwise required by law, or necessary to establish the rights of either party under this Agreement will not be considered a breach of this Agreement or a waiver of confidentiality for other purposes, provided, however, that Consultant will provide prompt prior written notice thereof to the Company to enable the Company to seek a protective order or otherwise prevent such disclosure.

6. Noncompetition. Consultant agrees that, during the Term, Consultant will not, directly or indirectly, provide any services or perform activities (other than Services provided pursuant to this Agreement) that would assist any person or entity that competes with any business of the Company or its direct or indirect subsidiaries, such businesses include, without limitation, the manufacture or sale of fiber based paper and packaging solutions such as containerboard, paperboard, corrugated containers, folding cartons, merchandising displays, solid fiber partitions and automation equipment.

7. Inventions.

(a) Company Inventions. All designs, artwork, improvements, inventions, works of authorship, information fixed in any tangible medium of expression, moral rights, trademarks, know-how, ideas, and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws (collectively, “Inventions”), made, conceived or developed by Consultant, alone or with others, which result from the Services or any other services provided by Consultant to the Company or any of its subsidiaries from the first day of engagement by the Company, together with all related intellectual property rights, will be the sole property of the Company (“Company Inventions”).

(b)  Assignment, Disclosure and Assistance. Consultant agrees to promptly disclose to the Company every Company Invention. Consultant hereby assigns and agrees to assign to the Company or its designee its entire right, title and interest worldwide in all such Company Inventions and any associated intellectual property rights. Consultant agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit patents, copyrights, mask works, and other property rights in such Company Inventions in any and all countries, and Consultant agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement.

8. Ownership and Return of Company Property. All materials furnished to Consultant by the Company, whether delivered to Consultant by the Company or made by Consultant in the performance of Services (collectively, the “Company Property”) are the sole and exclusive property of the Company, and Consultant hereby does and will assign to the Company all rights, title and interest Consultant may have or acquire in the Company Property. At the Company’s request and no later than five days after such request, Consultant will, at the Company’s option, destroy or deliver to the Company (i) all Company Property, (ii) all tangible media of expression in Consultant’s possession or control that incorporate or in which are fixed any Confidential Information of the Company, and (iii) written certification (including by email) of Consultant’s compliance with Consultant’s obligations under this Agreement.

9. Consultant Indemnification. Consultant agrees to defend, indemnify, save and hold harmless the Company and its subsidiaries, and each of their respective officers, members, managers, employees, agents and representatives against any liability caused by Consultant’s failure to comply with any  local tax laws and regulations,  any claim that Consultant is an employee of the Company or any act of Consultant not expressly authorized under this Agreement as part of the Services.

     10. Miscellaneous.

(a) Successors and Assigns. Neither party hereto may assign this Agreement, except that the Company may assign this Agreement to any of its subsidiaries.

(b) Notices. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgement of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses set forth in this Agreement or to such other address as either party may specify in writing.

(c) Governing Law. This Agreement will be governed in all respects by the laws of the state of Georgia, without giving effect to conflicts of law principles. Venue for any dispute arising under this Agreement will lie exclusively in the United States District Court for the Northern District of Georgia or, if such court does not have subject matter jurisdiction, then it shall lie exclusively in the Superior Court of Cobb County, Georgia.

(d) Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, that provision will be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

(e) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any party other than the parties hereto any rights or remedies hereunder.

(f) Waiver; Amendment; Modification. No term or provision hereof will be considered waived by the Company, and no breach excused by the Company, unless such waiver or consent is in writing signed by the Company. Any such waiver by the Company of, or consent by the Company to, a breach of any provision of this Agreement by Consultant, will not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant. This Agreement may be amended or modified only by mutual agreement of the parties in writing.

(g) Survival. The rights and obligations contained in this Agreement, which by their nature require performance following termination, will survive any termination or expiration of this Agreement.

(h) Counterparts. This Agreement may be executed by electronic means and in one or more counterparts, all of which taken together will constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

CONSULTANT:

_ /s/ James B. Porter III_____________________

James B. Porter III

Address:

77 Oak Tree Rd.

Bluffton, SC 29910

COMPANY:

WESTROCK COMPANY

By: _/s/ Steven C. Voorhees ________________

       Steven C. Voorhees

       Chief Executive Officer

Address:

1000 Abernathy Road, N.E.

Atlanta, GA 30328

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